                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.             )*
                                        -------------

                          Pilot Network Services, Inc.
                    -----------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
                    -----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    721596104
                    -----------------------------------------
                                 (CUSIP NUMBER)

                                     9/27/00
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G


CUSIP NO.      721596104
         ---------------------

1. Names of Reporting Persons. MARSHALL CAPITAL MANAGEMENT, INC. I.R.S. Identification Nos. of above persons (entities only).

                               13-5659485
         ------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)
            ---------------------------------------------------------
         (b)
            ---------------------------------------------------------


3.       SEC USE ONLY__________________________________________


4.       Citizenship or Place of Organization       DELAWARE
                                             ----------------------

         Number of                  5.   Sole Voting Power   1,673,000
         Shares                                            -------------
         Beneficially               6.   Shared Voting Power      -0-
         Owned by                                            --------------
         Each                       7.   Sole Dispositive Power  1,673,000
         Reporting                                              ------------
         Person With                8.   Shared Dispositive Power    -0-
                                                                 -----------


9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               1,673,000
         ------------------------------


10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                         -------


11.      Percent of Class Represented by Amount in Row (9)   9.99%
                                                          --------------

12.      Type of Reporting Person (See Instructions)      CO
                                                     --------------


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ITEM 1.
       (a)   NAME OF ISSUER: Pilot Network Services, Inc.
       (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                           1080 Marina Village Parkway
                           Alameda, CA  94501
ITEM 2.
       (a)   NAME OF PERSON FILING: Marshall Capital Management, Inc.
       (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE: 11 Madison Ave., NY, NY 10010
       (c)   CITIZENSHIP: Delaware
       (d)   TITLE OF CLASS OF SECURITIES: Common Stock
       (e)   CUSIP NUMBER: 721596104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

       (a)   [ ]   Broker or dealer registered under section 15 of the Act
                   (15 U.S.C. 78o)
       (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)
       (c)   [ ]   Insurance company as defined in section 3(a)(19) of the Act
                   (15 U.S.C. 78c)
       (d)   [ ]   Investment company registered under section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8)
       (e)   [ ]   An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E)
       (f)   [ ]   An employee benefit plan or endowment fund in accordance with
                   ss.240.13d-1(b)(1)(ii)(F)
       (g)   [ ]   A parent holding company or control person in accordance with
                   ss.240.13d-1(b)(1)(ii)(G)
       (h)   [ ]   A savings associations as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813)
       (i)   [ ]   A church plan that is excluded from the definition of an
                   investment company under section 3(c)(14) of the Investment
                   Company Act of 1940 (15 U.S.C. 80a-3)
       (j)   [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

             IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK HERE X
                                                                             ---

ITEM 4.      OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a)   Amount beneficially owned:    1,673,000
                                       ----------------
       (b)   Percent of class:   9.99%
                              -----------
       (c)   Number of shares as to which the person has:
             (i)   Sole power to vote or to direct the vote   1,673,000
                                                           ----------------
             (ii)  Shared power to vote or to direct the vote    -0-
                                                             -----------
             (iii) Sole power to dispose or to direct the disposition of
                    1,673,000
                   ----------------
             (iv)  Shared power to dispose or to direct the disposition of  -0-
                                                                           -----

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ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
             Not Applicable

ITEM 10.     CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               --------------------------
                                               Date

                                                  /s/ Allan D. Weine
                                               --------------------------
                                               Allan D. Weine
                                               President
                                               Marshall Capital Management, Inc.